Exhibit 23.2

[Balestri & Associates Logo]

Legal Counsel Consent

The Board of Directors and Stockholders ToyZap.com, Inc. Dallas, Texas

We consent to the references to our Firm as attorney for the registrant, TOYZAP.COM, INC., in this Form S-1 Registration Statement and the Prospectus, which is part of this Registration Statement.

BALESTRI & ASSOCIATES

/s/ Balestri & Associates
_____________________________________
Balestri & Associates
Dallas, Texas
April 14, 2008